CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated February 29, 2016 on the financial statements and financial highlights of Rational Funds (formerly, Huntington Retail Funds) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2015 in Post-Effective Amendment Number 119 to the Registration Statement (Form N-1A, No. 33-11905) of the Mutual Fund and Variable Series Trust (formerly, Huntington Funds) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

April 28, 2016